July 31, 2014

3D Pioneer Systems Inc. 22 Hanover Square London UK
W1S 1JP

Attention: Alexandros Tsingos

Deltoid Holdings Limited (the "Lender") wishes to present the following letter loan agreement (the "Letter Loan Agreement") for your acceptance regarding the financing of 3D Pioneer Systems Inc. ("3D"). The loan outlined herein will be available subject to the execution of this Letter Loan Agreement and satisfaction of the terms and conditions set out herein. All figures expressed herein are in American dollars.

We request that you acknowledge your acceptance of this Letter Loan Agreement on the last page of this agreement and return an original to the undersigned.

BORROWER:                                        3D Pioneer Systems Inc. (the "Borrower").

LOAN AMOUNT:                                        $100,000 (the "Loan").

MATURITY:                                        October 28, 2014 (the "Maturity Date").

REPAYMENT:	The outstanding amount of the Loan and any and all accrued interest, charges and fees payable thereon, shall be due and payable in full on the earlier of: (a) the Maturity Date; and (b) acceleration of the Loan upon the occurrence of an Event of Default.

INTEREST
RATE:                                        The Borrower shall pay to the Lender interest on the aggregate principal amount of the Loan outstanding at the rate of five percent (5%) per annum (the "Interest Rate"), calculated monthly in arrears and payable on the earliest of:
(i) the Maturity Date; (ii) repayment of the principal amount of the Loan outstanding; or (iii) acceleration of the aggregate principal amount of the Loan outstanding upon the occurrence of an Event of Default. Interest on the aggregate principal amount of the Loan outstanding shall be payable before and after demand and before and after default, judgment and execution from the date thereof until payment in full of all amounts owing to the Lender hereunder have been paid.      The Borrower shall also pay to the Lender interest on any overdue and unpaid interest at the Interest Rate calculated monthly, payable on demand, from the date the interest is due until paid in full to the Lender.

DISBURSEMENT
DATE:                                        The Loan will be advanced immediately following the satisfaction or waiver of the conditions precedent and other terms and conditions set forth herein (the "Disbursement Date")
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VOLUNTARY
PREPAYMENTS:                                        Provided that the Borrower gives irrevocable written notice to the Lender of any prepayment hereunder at least five (5) business days prior to such prepayment date, the Borrower shall have the right, at any time when no Event of Default has occurred, that has not been cured within prescribed cure periods, and is continuing, all or part of the then outstanding amounts owing under the Loan, without any fee or penalty, to permanently reduce the amount of the Loan outstanding.

All of such repayments shall be applied by the Lender to prepay, in reverse order of maturity, all interest payments due and owing, and all outstanding principal amounts owing under the Loan, in that order.

CONDITIONS PRECEDENT
TO DRAWDOWN:                                                    The Lender's obligation to advance all or any portion of the Loan is conditional, and subject to, the satisfaction of the following conditions precedent which shall be for the sole benefit for the Lender, on or prior to the Disbursement Date
(and any of which may be waived by the Lender in its sole discretion):

1.	The Lender shall have received, each in form and substance satisfactory to the Lender and its counsel, the following:
(a)    all Transaction Documents (as defined below); and
(b)    copies of the resolutions of the directors of the Borrower with respect to the authorization, execution and delivery of the Transaction Documents to which it is a party;
2.	All security has been registered and/or is being held by the Lender, its solicitors, or as otherwise directed by the Lender, limited to the Pledged Shares subject to the Pledge of Shares Agreements;
3.	No Event of Default hereunder has occurred and is continuing or would occur as a result of making an advance under the Loan.

SECURITY & OTHER
DOCUMENTATION: The Borrower, as applicable, shall provide, or cause the applicable party to provide the Lender with the following security and documentation (collectively the "Transaction Documents") on or prior to the Disbursement Date, in such form as is satisfactory to the Lender and its legal counsel and such security shall be registered or otherwise handled as deemed appropriate by the Lender and its legal counsel:
1.	Letter Loan Agreement;
2.	Pledge of Shares Agreement; and
3.	Promissory Note.

POSITIVE
 COVENANTS:                                                      The Borrower shall:

1.	duly and punctually pay to the Lender all amounts payable by it hereunder or under any of the Transaction Documents as and when the same shall become due;

2.	duly file, pay and discharge on a timely basis, before the same shall become delinquent, all taxes, assessments and governmental charges or levies
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imposed upon it or upon any property, income or profit of it and any and all governmental claims imposed upon it;

3.	preserve and maintain the Borrower's corporate existence, organization and status in each jurisdiction in which it carries on business or owns assets and make all corporation and other filings and registrations necessary in connection therewith;

4.	comply, and cause the Borrower's operations and its business to comply, in all material respects, with all applicable laws, regulations and orders, including, without limitation, all environmental laws, regulations and orders, and duly observe all valid requirements of any official body, including all laws, regulations, orders and requirements which could reasonably be expected to materially adversely affect its business (current or ongoing) generally, its property or their respective operations or condition, financial or otherwise;

5.	notify the Lender if any actions, suits, grievances or proceedings are threatened or are taken before or by any official body or by any elected or appointed public official or private person, which challenges the validity or propriety of the transactions contemplated under any of the Transaction Documents, or any of the documents, instruments and agreements executed or delivered in connection therewith or related thereto which could be reasonably anticipated to have a material adverse effect on it;

6.	provide to the Lender all such further and additional mortgages, charges and security interests that the Lender may reasonably require to effectively mortgage, charge and subject to a security interest the Pledged Shares and cooperate with the Lender to permit the Lender to forthwith register, file and record its security interest (or notices, financing statements or other registrations in respect thereof) in all proper offices where such registration, filing or recording may be reasonably necessary or advantageous to perfect or protect the security interest constituted by the Transaction Documents and ensure that the security interests granted by it to the Lender remain legal, valid, binding and enforceable, in accordance with its terms (subject to applicable laws affecting the rights of creditors generally and rules of equity of general application); and

7.	advise the Lender forthwith upon becoming aware of the occurrence of an Event of Default hereunder.

NEGATIVE
 COVENANTS:                                        So long as the Borrower is indebted or liable to the Lender pursuant to the terms and conditions of this Letter Loan Agreement, the Borrower shall not, without the prior written consent of the Lender:

1.	enter into any transaction (whether by way of reconstruction, reorganization, arrangement, consolidation, amalgamation, merger, joint venture, transfer, sale, lease, liquidation, wind-up, dissolution or otherwise) whereby any material part of the Borrower's undertaking, property and assets would become the property of any other person (subject to negotiated exceptions to facilitate internal reorganizations);

2.	sell, exchange, lease, assign, transfer, convey, release or otherwise dispose of, any assets of the Borrower to any person or modify the terms of any of
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the leases, other than any bona fide sales, exchanges, leases, licenses, releases, abandonments or other dispositions or modifications by the Borrower in the ordinary course of business and for the purpose of carrying on the same;

3.	do or permit anything to adversely affect the ranking or validity of the Lender's security interests granted pursuant to the Transaction Documents;

4.	permit the location of the Borrower's chief executive office to be moved to another jurisdiction without providing the Lender with prior written notice thereof and promptly taking other steps, if any, as the Lender may, in its discretion, reasonably request to permit the Lender to maintain the perfection of its security interests with respect to the change in location;

5.	guarantee, endorse or otherwise become surety for or upon the obligations of any person;

6.	declare or pay any dividends on or make any other payment or distribution in respect of any shares or other securities of the Borrower's capital, as applicable, or declare any shareholder bonuses;

7.	make any change in the Borrower's issued or authorized capital whether by way of redemption or otherwise, or change its capital structure or ownership;

8.	in respect of the Borrower, lend money to or invest money in any company or to any person which has not granted security interests in favour of the Lender, whether by way of loan, acquisition of shares, acquisition of debt obligations or in any other way whatsoever, unless the advance, investment or loan is less than $10,000;

9.	in respect of the Borrower, make any investments or acquisitions in excess of $10,000; or

10.	in respect of the Borrower, permit a change of control, to the extent Borrower has such legal ability.

REPRESENTATIONS
 & WARRANTIES:                                                    The Borrower represents and warrants to the Lender that:

1.	The Borrower was duly incorporated and is in good standing in its jurisdiction of incorporation.

2.	The Borrower has all requisite corporate power and capacity to own its property and assets and to carry on its business as now being conducted by it.

3.	The Borrower has the necessary power, capacity, right and authority to enter into and deliver the Transaction Documents contemplated hereunder and to perform its obligations hereunder and thereunder.

4.	The Transaction Documents, when executed and delivered, shall constitute legal, valid and binding obligations of the Borrower enforceable against them in accordance with its terms.

5.	The Borrower shall duly perform and observe, all material terms of all documents, agreements, and instruments affecting or relating to the business and assets of the Borrower.
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6.	The Borrower has good, valid and marketable title to, or license to use, all of its material properties and assets.

7.	All required tax returns have been filed and all due taxes have been paid by the Borrower.

8.	There exists no Event of Default under this Letter Loan Agreement or any other material agreement entered into by the Borrower which has occurred and is continuing.

9.	There are no shareholders' agreements or other agreements governing the voting, holding, transfer or sale of shares of the Borrower or the management of the affairs of the Borrower.

There are no unsatisfied judgments, actions, suits or proceedings at law or in equity or by or before any governmental agency outstanding against or affecting the Borrower or any of its properties, assets or business which might result, either individually or in the aggregate, in any adverse change in the assets, conditions, affairs or prospects of the Borrower, nor is the Borrower aware of there being any basis for any pending or threatened actions, suits or proceedings relating to the foregoing nor is the Borrower in violation of any federal, provincial or other governmental statute, rule or regulation, domestic or foreign, applicable to the Borrower. The Lender represents and warrants to the Borrower that the amount being made available for loan does not derive or originate from any transaction, operation and/or other activity which is a criminal offence in terms of applicable law or would be such an offence if carried out in the jurisdiction/s in which either party to this Letter Loan Agreement is established and/or operates and does not constitute a money laundering offence as defined in the Prevention of Money Laundering Act (Chapter 373, Laws of Malta).

The representations and warranties contained above shall survive the execution and delivery of this Letter Loan Agreement and the making of any advance of the Loan, notwithstanding any investigations or examinations which may be made by the Lender or its counsel.

EVENTS OF
DEFAULT:	It shall be a default under this Letter Loan Agreement and under any other Transaction Document if any one or more of the following events (each an "Event of Default") occurs and upon such occurrence, the Lender shall have the option to declare that all of the amounts advanced hereunder, all interest and all fees and other amounts owing hereunder shall, to the extent permitted by applicable law, become and be immediately due and payable:

1.	if the Borrower makes default in payment of principal, interest or any other amount when due under this Letter Loan Agreement and such default remains unremedied for a period of five (5) days;

2.	failure by the Borrower to comply with any affirmative or negative covenant, condition or term as outlined herein, or in any other Transaction Document and such default remains unremedied for a period of five (5) days;

3.	if any material representation or warranty given by the Borrower in any of the Transaction Documents proves to be untrue and such default remains unremedied for a period of five (5) days;
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4.	if judgements in excess of $10,000 are declared against the Borrower which remain undischarged, unvacated, unbonded or unstayed for more than thirty (30) days;

5.	if the Borrower is adjudged or declared bankrupt or insolvent or makes an assignment for the benefit of creditors, or petitions or applies to any tribunal for the appointment of a receiver, custodian or trustee, or for any substantial part of its property, or commences any proceedings relating to it under any reorganization, arrangement, readjustment of debt, or liquidation law or statute of any jurisdiction whether now or hereafter in effect relating to or governing debtors or such proceedings are commenced against it (unless, in the case of proceedings commenced against it, such proceedings are being actively and diligently contested by it, in good faith to the satisfaction of the Lender and provided any such proceeding does not remain undismissed, unstayed or in effect for a period in excess of 30 days), or by any act indicates its consent to, approval of, or acquiescence in, any such proceeding, or for any substantial part of its property, or suffers the appointment of any receiver, custodian or trustee;

6.	if the Borrower ceases to carry on its business, or if proceedings are commenced for the suspension of its business;

7.	if proceedings are taken to enforce any encumbrance on the assets of the Borrower, except proceedings as are being contested in good faith by such party and provided security satisfactory to the Lender has been provided to the Lender;

8.	if a petition is filed, an order is made or a resolution passed, or any other proceeding taken for the winding-up, dissolution or liquidation of the Borrower; or

9.	if the Borrower fails to promptly pay when due, all taxes, license fees and assessments levied on it.

ASSIGNMENT:	The Lender will have the right to assign all or a part of the Loan or commitments contemplated hereunder and to sell participants on all or part of their Loan or commitments contemplated hereunder, in its sole discretion.

EVIDENCE OF
INDEBTEDNESS:                                        The Borrower acknowledges that the actual recording of the amount of any advance or repayment thereof under the Loan, and interest, fees and other amounts due in connection with the Loan, in the accounts of the Borrower maintained by the Lender, shall constitute prima facie evidence of the Borrower's indebtedness and liability from time to time under this Letter Loan Agreement; provided that the obligation of the Borrower to pay or repay any amounts in accordance with the terms and conditions of this Letter Loan Agreement shall not be affected by the failure of the Lender to make such recording. The Borrower hereby acknowledges being indebted to the Lender of the principal balance outstanding from time to time under the Loan, as applicable, and all accrued and unpaid interest with respect thereto.

CONFIDENTIAL INFORMATION
RELEASE:                                        Subject to applicable securities legislation, this Letter Loan Agreement, its terms and the transactions referred to herein are private and confidential and may not
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be disclosed by either party to any person whatsoever, including shareholders, partners or other associates or affiliates of the Borrower, without the prior written consent of the other party.

Both parties consent to the release of each other's confidential information to their respective professional advisors and other select parties as may be deemed necessary for the purpose of assisting the parties in completing their relative due diligence and for the proper performance of this Letter Loan Agreement.

INDEMNITY:	The Borrower hereby indemnifies the Lender and its officers, directors, employees, advisers and agents (each an "Indemnified Person") and holds each of them harmless from and against all losses, costs, expenses (including, without limitation, all professional fees) and damages incurred by an Indemnified Person arising out of, relating to or resulting from a third party claim in connection with Borrower's material breach of this Letter Loan Agreement.

NO TICES:	A notice or any other communication to be given in connection with this Letter Loan Agreement shall be in writing personally delivered or by facsimile or electronic transmission or similar means of recorded communication to the addresses or facsimile numbers noted below, or to such other address or facsimile number as a party hereto may from time to time designate to the other party hereto in such manner. All such notices and communications shall, when required or permitted to be delivered or confirmed hereunder by facsimile or electronic transmission, be effective when so delivered or confirmed:

If to the Lender, to it at:

If to the Borrower, at Attention: Alexandros Tsingos

 TIM E:                                        Time is of the essence.

FURTHER
 ASSURA NCE:                                        The Borrower shall do or cause to be done, all things and execute or cause to be executed all documents deemed necessary or appropriate by the Lender (acting reasonably) for the purposes of giving full force and effect to the terms, conditions, undertakings, agreements or security granted or to be granted hereunder.

 G OV ERNING LAW: This Letter Loan Agreement shall be governed by, and construed in accordance with, the laws of Malta applicable therein and the parties irrevocably attorn to such jurisdiction.

Any dispute, controversy or claim arising out of or relating to or concerning this Letter Loan Agreement, or the breach, or invalidity thereof, shall be settled by arbitration in accordance with the provisions of the Malta Arbitration Act, Chapter 387 of the Laws of Malta and shall be regulated by the Arbitration Rules, S.L. 387.01, as from time to time amended. Each Party irrevocably waives any right it may have to object to any action being brought in the forum, to claim that the action has been brought in an inappropriate forum, or to claim that the forum does not have jurisdiction.
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COUNTERPARTS:	This Letter Loan Agreement may be executed and delivered in counterparts with the same effect as if all parties had executed and delivered the same copy. All counterparts will be construed together and will constitute one and the same agreement , and one or more of such counterparts may be delivered by facsimile or electronic transmission , and such transmitted copies shall be deemed originals.

Per      DELTOID HOLDINGS LIMITED

Per:  /s/ Marc X. Ellul
______________________________
Name: Marc X. Ellul, on behalf of ECE Nominees Limited
Title: Sole Director

We acknowledge and accept the terms and conditions of this Letter Loan Agreement as of the date first above written.

Per

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